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                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Under Section 240.14a-12

                                  VidaMed, Inc.

                (Name of Registrant as Specified in Its Charter)

                   ------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:


[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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[LOGO]  VIDAMED

Company Contacts                              Investor Contacts
VidaMed, Inc.                                 Lippert/Heilshorn & Associates
-------------
Randy Lindholm, Chairman, President & CEO     Bruce Voss (Bvoss@lhai.com)
John Howe, Chief Financial Officer            Martin Halsall (Mhalsall@lhai.com)
(510) 492-4900                                (310) 691-7100
www.vidamed.com
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              VIDAMED ANNOUNCES EXPIRATION OF WAITING PERIOD UNDER
                    HART-SCOTT-RODINO ACT IN CONNECTION WITH
                       MEDTRONIC'S ACQUISITION OF VIDAMED

FREMONT, Calif. (February 5, 2002) - VidaMed, Inc. (NASDAQ: VIDA), today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the acquisition of VidaMed by Medtronic, Inc. expired on February 4, 2002.

As previously announced, VidaMed has entered into an agreement and plan of merger with Medtronic, Inc. and Medtronic's merger subsidiary, VidaMed Acquisition Corp. pursuant to which each VidaMed stockholder will receive $7.91 per share of VidaMed common stock in cash upon consummation of the merger. Completion of the transaction is subject to customary conditions, including approval by VidaMed's shareholders. A date for the special meeting of VidaMed's stockholders has not yet been set. VidaMed expects to complete the transaction during the first quarter of 2002.

About VidaMed

VidaMed designs, develops and markets technologically and clinically advanced cost effective systems for the treatment of urological conditions.

VidaMed's TUNA system offers a safe and durable non-surgical treatment for the symptoms associated with BPH. These important quality-of-life symptoms include frequent and urgent urination, interruption of stream and nocturia (excessive urination at night), which may lead to sleep deprivation and related problems, such as loss of libido and impairment of sexual function. The TUNA procedure is an ideal alternative to drug therapy or invasive surgery. For investor information, call 800/363-2994, or visit VidaMed's Web site at www.vidamed.com.
                                                               ----------------

Certain statements in this news release that are not historical in nature contain forward-looking information, particularly those statements that utilize terminology such as "anticipates," "may," "will," "should," "likely," "expects," "estimates," "believes" or "plans," or comparable terminology. Some of the forward-looking statements in this news release include statements regarding the anticipated timing of the Company's merger with Medtronic. The forward-looking statements in this news release are based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements including risks relating to the ability of the Company and Medtronic to fulfill their obligations under the merger agreement and other risks described in the Company's reports filed from time to time with the United States Securities and Exchange Commission including the Company's Form 10Q for the quarter ended September 30, 2001.

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This press release does not constitute a solicitation by VidaMed or its board of directors or executive officers or any approval or action of its stockholders. VidaMed has filed a preliminary proxy statement and will file a definitive proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission, or SEC. Stockholders are urged to read the preliminary proxy statement, and the definitive proxy statement and any other relevant documents filed with the SEC, carefully when they become available because they will contain important information about VidaMed and the proposed transaction. VidaMed's officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of VidaMed with respect to the transactions contemplated by the merger agreement among VidaMed, Medtronic, Inc. and VidaMed Acquisition Corp. Information regarding VidaMed's officers and directors is included in its definitive proxy statement prepared in connection with VidaMed's 2001 annual meeting of stockholders filed with the SEC on April 16, 2001. You will be able to obtain free copies of these documents at the website maintained by the SEC at http://www.sec.gov. In addition, stockholders may obtain free copies of documents filed with the SEC by contacting VidaMed's investor relations department, 46107 Landing Parkway, Fremont, California 94538, (800) 363-2994.

Each director and executive officer of VidaMed may be deemed to be a participant in the solicitation of proxies from the stockholders of VidaMed with respect to the transactions contemplated by the merger agreement. The directors and executive officers of VidaMed have interests in the merger, some of which may differ from, or may be in addition to, those of the stockholders of VidaMed generally. Those interests, which are described in more detail in VidaMed's preliminary proxy statement prepared in connection with VidaMed's special meeting of stockholders filed with the SEC on January 9, 2002, include:

     . Medtronic has agreed to provide indemnification and director and officer liability insurance coverage to the directors and executive officers of VidaMed following the merger;

     . certain officers and directors hold options to purchase shares of VidaMed common stock which will be cancelled in exchange for cash payments by VidaMed (along with all other outstanding options) in anticipation of the merger;

     . under their individual severance agreements, Randy D. Lindholm, John F. Howe, Stephen J. Williams and Lewis P. Chapman, who are all executive officers of VidaMed, are each entitled to certain cash payments and other benefits if they terminate their employment or their employment is terminated without cause after the completion of the merger; and

     . in connection with the merger, certain executive officers of VidaMed may enter into employment or consulting agreements with Medtronic. It is not certain at this time which, if any, of VidaMed's officers will enter into these agreements.